Exhibit 10.2

Termination Agreement
Between
Curamik Electronics GmbH,
Am Stadtwald 2, 92676 Eschenbach, Germany - hereinafter referred to as "Company" -
and
Luc Maurits Van Eenaeme,
Kamerijkstraat 31, 9041 Gent, Belgium,
the following is agreed upon:

Preamble

The Company is part of the international Rogers Group. In addition to his present activity as managing director of the Company, Mr. Van Eenaeme has exercised further activities/functions within the Rogers Group. The Rogers Group has decided to terminate all employment and mandate relationships existing between the Parties. The present Termination Agreement regulates the termination of the employment as managing director (as well as, in particular, any other relationships under service and/or employment agreements) between the Company and Mr. Van Eenaeme.

By means of this contract, the parties intend to settle all disputes, which have arisen and/or may arise between them.

§ 1 Termination of Service Agreement / Resignation from Managerial Position and other Offices
1.
The parties agree that the employment relationship existing between them on the basis of the Service Agreement of 01/29/2012 and originally limited until 04/30/2013 has come to an end upon expiration of 06/30/2013.

2.	Mr. Van Eenaeme promises to resign from his office as managing director of the Company in writing immediately after conclusion of this Agreement, unless already done so.

3.
Furthermore, unless already done, Mr. Van Eenaeme shall resign as soon as possible from all supervisory, advisory board and other offices which he has assumed on behalf of or in the interest of the Company and/or affiliated companies.

§ 2 Termination Indemnity

1.	The Company pays a terminationindemnity in the amount ofEUR 570,000.00 (five hundred andseventy thousand) gross, which issubject to payroll tax deductions.

2.	The termination indemnity men-tioned under Clause 1. is due onSeptember 30, 2013.

§ 3 Vacation

All vacation has been granted and taken in natura. There are no outstanding vacation entitlements.

§ 4 Bonus and other Benefits

1.	The parties agree that all entitlements to a bonus and/or other benefits within the meaning of § 3 of the Service Agreement of 01/29/2012 regarding the years 2012 and 2013 have been satisfied.

2.	There are no further entitlements to a bonus and/or other benefits.

§ 5 Expenses

The company has compensated Mr. Van Eenaeme for all expenses, especially travel expenses and out-of pocket expenses.

§ 6 Submission and Return of Documents

Mr. Van Eenaeme shall be obliged, unless already done so, to return, in particular, the company note book, the company mobile phone and other working materials as well as products and all business documents, such as reports, documents, customer lists, recordings (including copies), books, disks and CDs, computer software, credit cards, company ID cards and all other objects, which are the property of the Company and/or are in the possession of Mr. Van Eenaeme and refer to the business activity of the Company or its affiliated companies, to the Company. To the extent that documents/copies are stored on EDP-devices/data carriers privately owned by Mr. Van Eenaeme, he shall transfer such data to and store such data on disk/disks. The disks and the other objects shall be returned to the Company, and data on the private EDP-devices shall be deleted immediately. The assertion of right of retention shall be excluded in any case.

§ 7 Company Car

The Company confirms that it has received the company car in good working order.

§ 8 Secrecy

1.	The contracting parties hereby undertake to maintain secrecy on the grounds of the resignation from office as well as on the contents of this Termination Agreement subject to the following provisions. This secrecy obligation, which is unlimited in time, shall not apply insofar as

(a)	the disclosure of information has been made with the consent of the person to be protected by such secrecy obligation or is unequivocally required in the latter's interest;

(b)	there exists a statutory or regulatory duty to provide information (e.g. vis-à-vis the tax office/labor office; spouse; rules and regulations of the US Securities and Exchange Commission and the New York Stock Exchange);

(c)	the relevant information has already become known to the public at the respective date without violation of the secrecy obligation incumbent on the respective party.

2.
Mr. Van Eenaeme shall maintain secrecy vis-à-vis third parties on all business/personal matters of the Company, its affiliated companies and/or employees, customers and suppliers of all companies / enterprises mentioned above, which have come to his knowledge during his activity for the Company and which are not known to the public, also if and to the extent that these matters have not been designated expressly to him as confidential. Also this secrecy obligation shall be unlimited in time and shall be subject to the exemptions provided for in Clause 1 sentence 2.

§ 9 Reference

Mr. Van Eenaeme shall receive from the Company a benevolent, qualified reference with the overall rating "always to our utmost satisfaction". For his purpose Mr. Van Eenaeme may submit a proposal to the Company until 10/31/2013. The Company may refuse such proposal only for an important reason.

§ 10 Instruction / Information

Mr. Van Eenaeme knows that binding information about any implications of this Agreement under tax and/or social insurance law (e.g. imposition of a blocking period and/or suspension period by job center [Agentur für Arbeit]) may only be provided by social insurance carriers and the tax office. Mr. Van Eenaeme had the opportunity to inform himself about any implications of this Agreement under tax and/or social insurance law at the competent authority. Mr. Van Eenaeme waives any further information to be provided by the Company insofar.

§ 11 Discharge / Rescission of any further Contractual Relationships / Settlement Clause

1.	The Shareholders' Meeting of the Company shall grant discharge to Mr. Van Eenaeme.

2.	The contracting parties agree that mutually upon conclusion of this Agreement all waivable mutual claims not separately regulated in this Agreement arising under the employment relationship and on occasion of its termination, for whatever legal reason, shall be settled and discharged.

3.
With immediate effect any further contractual relationships (in particular, service and/or employment relationships) of Mr. Van Eenaeme with the Company as well as any waivable claims of Mr. Van Eenaeme resulting therefrom shall be rescinded and settled without replacement.

§ 12 Final Provisions

1.	There are not any side agreements between Mr. Van Eenaeme and the Company, although there are other related agreements between Mr. Van Eenaeme and the Rogers Group relating to the termination of Mr. Van Eenaeme’s service with those other members of the Rogers Group (the “Related Agreements”). Any agreements previously made (in particular, employment and service agreements), other than the Related Agreements, shall become devoid of purpose hereby. Any modifications of and amendments to this Agreement, in particular, this clause, must be made in writing to become effective unless a binding agreement has been reached otherwise in the individual case.

2.
In the event that a provision of this Agreement is or becomes ineffective, then this shall not affect the effectiveness of the remaining provisions. The parties undertake to replace the ineffective provision by an effective provision which comes as close as possible to the economic purpose of the ineffective provision. The same shall apply to any gap in this Agreement.

3.	The Agreement at hand is written in German and English language. The German Version shall prevail.

4.
As to any disputes over the validity of this contract as well as over any claims arising out of or in connec-tion with it, German law shall apply. The Company's respective place of business shall be the forum.

Gent (Belgien), den 26 September 2013  / Gent (Belgium), this 26 September 2013

_________________________                                                                                               _________________________
Curamik Electronics GmbH,                                                                                                          Luc Maurits Van Eenaeme
vertreten durch die Gesellschafterversammlung,
diese vertreten durch Herrn Bruce Hoechner /
Curamik Electronics GmbH,
represented by the Shareholders' Meeting,
the latter represented by Mr. Bruce Hoechner

_________________________
Curamik Electronics GmbH,
vertreten durch den Geschäftsführer,
Herrn Marc Beulque /
represented by the Managing Director
Mr. Marc Beulque